SILVERLEAF RESORTS, INC. ANNOUNCES FINANCING DEVELOPMENTS

DALLAS--December 22, 2005--Silverleaf Resorts, Inc. (AMEX:SVL) announced today that it has entered into an Inventory Loan Agreement and Receivables Loan Agreement with Wells Fargo Foothill, Inc. ("Wells Fargo Foothill"). Silverleaf will use the loan proceeds for general working capital purposes.

Under the terms of the new Inventory Loan Agreement, Silverleaf may borrow up to $15 million, which will be secured by a portion of Silverleaf’s inventory of unsold timeshare intervals. The Inventory Loan Agreement will mature on December 31, 2010 and bear interest annually at prime rate plus 2%, with a floor of 6%. Under the terms of the Receivables Loan Agreement Silverleaf may from time to time borrow up to an aggregate of $50 million, which will be secured by notes receivable from timeshare interval purchasers at an advance rate of up to 75% of the aggregate outstanding principal balance of all eligible notes receivable pledged as security. The Receivables Loan Agreement will mature on December 31, 2011 and bears interest at prime rate plus 0.5%, with a floor of 6%.

Sharon K. Brayfield, president of Silverleaf Resorts stated, "We are continuing to see solid demand for our vacation intervals. This transaction provides us with the financial flexibility to expand our operations at existing resorts and support our future growth opportunities."

Concurrently, the Company entered into an agreement to terminate its revolving receivables and inventory credit facilities with Sovereign Bank. The receivables facility was originally scheduled to cease revolving in March 2006, and both the receivables and the inventory facilities were scheduled to mature in March 2009.

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 13 timeshare resorts in various stages of development. Silverleaf Resorts offers a wide array of country club-like amenities, such as golf, swimming, horseback riding, boating and many organized activities for children and adults.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment and various economic factors. These risks and others are more fully discussed under the heading "Cautionary Statements" in the Company's reports filed with the Securities and Exchange Commission, including the Company's 2004 Annual Report on Form 10-K (pages 19 through 27 thereof) filed on March 25, 2005.

Contact:
Silverleaf Resorts, Inc., Dallas
Harry J. White, Jr., 214-631-1166